Exhibit 99.1
Press Release
Kona Grill Announces Retirement of CEO & President C. Donald Dempsey; Company Initiates Successor Search; Updates 2006 Guidance; Appoints Mark L. Bartholomay to Board Of Directors
SCOTTSDALE, Ariz.—(BUSINESS WIRE)—Feb. 1, 2006—Kona Grill, Inc. (Nasdaq: KONA), an American Grill and sushi bar, today announced that C. Donald Dempsey, the Company’s Chief Executive Officer and President, has decided to retire. Mr. Dempsey has served in these capacities since May 2004. Mr. Dempsey will also retire from the Company’s Board of Directors, a position he has held since April 2005.
Marcus E. Jundt, Chairman of the Board, will replace Mr. Dempsey in these leadership roles on an interim basis. W. Kirk Patterson, Chairman of the Compensation Committee, will chair the Search Committee for Mr. Dempsey’s successor. The Company will incur approximately $0.5 million in severance and search-related charges during the first quarter of 2006.
“We extend our sincere gratitude to Don for his leadership and contributions through Kona Grill’s emergence as a public company. We appreciate his desire to enjoy a well-earned retirement and wish him the best of luck. Thankfully, he has offered to facilitate a smooth transition as we conduct our executive search for his permanent replacement,” added Marcus E. Jundt, Chairman of the Board, interim Chief Executive Officer and President.
The Company also reiterated its prior guidance for the fourth quarter and fiscal year 2005. For the fourth quarter of 2005, the Company continues to expect revenue of $9.6 million to $10.6 million and a net loss per share of ($0.00) to ($0.05). For fiscal year 2005, the Company has similarly reaffirmed its revenue guidance of $36 million to $37 million, and a net loss per share of ($0.13) to ($0.23).
For fiscal year 2006, the Company reiterated its revenue guidance of $49 million to $51 million. The Company has adjusted its net loss per share to include the aforementioned first quarter severance and search-related charges of approximately $0.5 million. The Company now anticipates a net loss per share of ($0.52) to ($0.61). The Company still expects to be profitable in fiscal year 2007.
Separately, the Company also announced that it has appointed Mark L. Bartholomay to its Board of Directors. He will also serve on the Company’s audit and compensation committees. Mr. Bartholomay has experience in development, strategic planning, franchise sales and operations, real estate development, construction, prototype design, and finance.
Mr. Bartholomay is the Founder and Senior Partner of GBG Consulting, LLC. Previously, he was Vice President of Business Development at Famous Dave’s of America, Inc., as well as Senior Vice President of International Development and Operations at Rainforest Cafe, Inc. Mr. Bartholomay began his career in the audit practice of Touche Ross & Company and has experience as an investment banker and as a public company CFO.
About Kona Grill
Kona Grill owns and operates restaurants in Scottsdale, AZ; Chandler, AZ; Kansas City, MO; Las Vegas, NV; Denver, CO; Omaha, NE; Carmel, IN; Sugarland (Houston), TX; and San Antonio, TX. Kona Grill restaurants offer freshly prepared food, personalized service, and a warm, contemporary ambiance that creates an exceptional, yet affordable, dining experience. Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar.
Forward-Looking Statements
Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking sta tements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include various risk factors set forth in our Registration Statement on Form S-1 (Reg. No. 333-125506) as filed with and declared effective by the Securities and Exchange Commission, as well as various risk factors set forth from time to time in our reports filed with the Securities and Exchange Commission.
CONTACT: Investor Relations:
Don Duffy/Raphael Gross, 203-682-8200